                                                            EXHIBIT 99

          CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR"
    PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995


      From time to time, the Company and its representatives may make statements about the Company which constitute or contain "forward-looking" information as that term is defined in the Private Securities Litigation Reform Act of 1995 (the "Act") or by the Securities and Exchange Commission in its rules, regulations, and releases. Any such forward-looking statements that are made by or on behalf of the Company by a person as referred to in the Act, whether written or oral, are not guarantees of future performance and actual results may differ materially from those contained in the forward-looking statements. The following list contains some of the important factors that could cause actual results of the Company to differ materially from the estimates and other projections contained in the Company's forward-looking statements:

   the pattern of the Company's sales, including variations in sales volume within periods;
   the ability of the Company to develop, renew, and maintain competitive product licensing arrangements with third-party artists and other licensors;
   vigorous competition within the Company's product markets, including pricing, promotions, and other advertising and marketing activities intended to preserve or gain market share;
   development of new products and the inherent risks associated with new product introductions, including uncertainty of trade and customer acceptance and competitive reaction;
   development and protection of brand identity and consumer awareness of intellectual property of the Company, including registered trademarks, patents, copyrights, and other proprietary material;
   the costs and effects of unanticipated legal and administrative proceedings;
   impacts of domestic federal and state tax changes, including direct response jurisdictional nexus and giftware worker classification issues; impacts of unusual items resulting from ongoing evaluations of business strategies, asset valuations, and organizational structure;
   the ability of the direct selling operations of the Company to recruit and retain independent dealers in competitive markets;
   the condition of the industries and overall economies in the countries in which the Company conducts business, including the effects of weather, customer sales volume and profitability in the retail trade, and general consumer demand; and the possibility of one or more international markets in which the Company competes and achieves approximately one third of its sales being impacted by variations in political, economic, or other factors, including fluctuations in currency exchange rates, inflation rates, recessionary or expansive trends, tax changes, legal and regulatory changes, or other external factors over which the Company has no control.

      The Company undertakes no obligation to release publicly the result of any revisions to such forward-looking statements which may be made from time to time to reflect conditions or circumstances existing after the date thereof or to reflect the subsequent occurrence of unanticipated events.